Exhibit 5.1

FOUR FOREST PLAZA
12222 MERIT DRIVE
MORTON PLLC	SUITE 1270
DALLAS, TEXAS 75251
972-490-6688 MAIN
972-934-9299 FAX

February 12, 2009

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 to be filed by RF Monolithics, Inc. (“Registrant”) on or about the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 1,553,043 shares of common stock, $.001 par value per share (“Stock”), to be offered from time to time under the Registrant’s 2006 Equity Incentive Plan (the “Plan”), this firm is of the opinion that any Stock to be issued directly by the Registrant will be validly issued, fully paid and non-assessable when such Stock shall have been issued and delivered as contemplated in the Plan.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and the firm expresses no opinion as to the laws of any other jurisdiction. This firm hereby consents to the filing of this opinion with the Commission as an exhibit to the aforementioned Registration Statement. In giving such consent, this firm does not thereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

MORTON PLLC

By:	/s/ Stephen C. Morton